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                                                                    EXHIBIT 23.2


The Board of Directors
QLogic Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of QLogic Corporation of our report dated May 12, 1998, relating to the consolidated balance sheets of QLogic Corporation and subsidiary as of March 29, 1998, and March 30, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended March 29, 1998, and all related schedules, which report appears in the March 29, 1998, annual report on Form 10-K of QLogic Corporation.




/s/ KPMG Peat Marwick LLP
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KPMG Peat Marwick LLP


Orange County, California
October 30, 1998